Exhibit 99.1

C5 Acquisition Corporation Announces Pricing of $250 Million Initial Public Offering

Washington, DC, January 6, 2022 /Businesswire/ — C5 Acquisition Corporation (the “Company”), a special purpose acquisition company, announced the pricing of its initial public offering (“IPO”) of 25,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will trade under the ticker symbol “CXAC.U” beginning January 7, 2022.

The Company is led by CEO Robert Meyerson, former president of Blue Origin. Steve Demetriou, Chair and CEO of Jacobs Engineering (NYSE:J), will be the company’s Non-Executive Chair of the Board of Directors. The Company is a newly organized blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or companies. While the Company may pursue an initial business combination with any company in any industry, the Company intends to focus on businesses at the leading edge of national security innovation in three key sectors: Space, Cybersecurity and Energy Transition.

Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and public warrants are expected to be listed on NYSE under the symbols “CXAC” and “CXAC WS,” respectively.

Cantor Fitzgerald & Co. and Moelis & Company LLC are acting as the joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on January 11, 2022, subject to customary closing conditions.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on January 6, 2022. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds of such offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

David Glickman

info@c5acquisitions.com

SOURCE C5 Acquisition Corporation